EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

		Percent
	Business and	Owned by	State/Province
Subsidiary	Location	Registrant	Of Incorporation

Atlas Lighting Products, Inc.	LED lighting	100%	North Carolina
	Burlington, NC

Grady McCauley Inc.	Digital image and screen printed graphics;	100%	Ohio
	interior graphics and signs
	Akron, OH

LSI ADL Technology Inc.	Electronic circuit boards	100%	Ohio
	Columbus, OH

LSI Integrated Graphics LLC	Screen and digital printed materials;	100%	Ohio
	and illuminated and non-illuminated
	architectural graphics
	Houston, TX

LSI Kentucky LLC	Metal fabrication	100%	Ohio
	Independence, KY

LSI International Holdings, Inc.	A holding company for LSI’s expansion into	100%	Ohio
	countries outside the United States (majority shareholder)

AsLSI International, LLC	A holding company for LSI’s expansion into	100%	Ohio
	countries outside the United States (minority shareholder)_

LSLSI Graficas e Illuminacion S	Outsourced back-office support located in Mexico	100%	Mexico
de de RL de C.V.	City, Mexico

LSI Fresh Subsidiary Inc.	A holding company for JSI Holding Corp.	100%	Ohio

JSI Holding Corp.	A holding company for JSI legal entities	100%	Delaware

Milo Holding Corp.	A holding company for JSI legal entities	100%	Delaware

JSI SF Inc.	Refrigerated and non-refrigerated	100%	Delaware
	merchandising displays
	Greenville, South Carolina

JSI Store Fixtures Inc.	Refrigerated and non-refrigerated	100%	Delaware
	merchandising displays
	Milo, Maine
	Bangor, Maine
	Payson, Utah

JSI Store Fixtures Canada Inc.	Refrigerated and non-refrigerated	100%	British Columbia
	merchandising displays
	Collingwood, Ontario